SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549



                                   Form 8-K

                                CURRENT REPORT



  PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934



                        Date of Report:  April 19, 1995



                             PACIFIC TELESIS GROUP



 A Nevada                      Commission File               I.R.S. Employer
Corporation                      No. 1-8609                  No. 94-2919931



              130 Kearny Street, San Francisco, California 94108





                        Telephone Number (415) 394-3000

Form 8-K                                                 Pacific Telesis Group
April 19, 1995

Item 5. Other Events
- --------------------

As previously reported, commencing January 1, 1995 the California Public Utilities Commission ("CPUC") allowed long-distance and other telecommunications companies to officially compete with Pacific Bell (the "Company") and other local telephone companies in providing intra-service area toll call services in California. (Toll calls are calls within a customer's service area but beyond the local calling area.) Currently toll service revenues represent approximately 14% of Pacific Bell's total operating revenues. In addition, the CPUC intends to open local exchange markets to competition by January 1, 1997. (See the more complete description in Pacific Telesis Group's (the "Corporation's") Form 10-K for 1994 and the 1995 Proxy Statement containing the Corporation's 1994 Consolidated Financial Statements.) Currently local exchange service revenues represent approximately 42% of Pacific Bell's total operating revenues.

On April 19, 1995, the Corporation reported first quarter 1995 earnings from continuing operations of $282 million, or 67 cents per share, the same as first quarter 1994. Revenues from continuing operations in the first quarter of 1995 totaled $2.25 billion, 1.7% lower than the $2.29 billion of a year ago. The decrease resulted primarily from price changes that accompanied new toll-call competition and from revenue reductions mandated by the CPUC. Revenues from Pacific Bell toll calls declined by about 36% compared to first quarter 1994. (Pacific Bell has experienced toll revenue loss (particularly in WATS and 800 services) for many years prior to "official" toll competition that began January 1, 1995.) Average toll market share loss during the first quarter of 1995 was 5%. In addition, toll volume growth due to lower prices during the quarter occurred more slowly than projected by the CPUC. (First quarter 1995 results will be described in more detail in the Corporation's Form 10-Q for the first quarter of 1995.) While it is still too early to draw conclusions, the Corporation believes that the continuation of slower-than-expected demand growth combined with the competitive price changes mentioned above may result in 1995 earnings being lower than 1994 earnings.

In connection with the CPUC's consideration of appropriate rules and structures for local exchange competition, Pacific Bell has developed and is submitting to the CPUC certain information which indicates Pacific Bell's vulnerability to competition should the rules adopted by the CPUC not be fair and even-handed. Among the information developed is the following:

Pacific Bell's business and residence revenues and profitability are highly concentrated among a few customers. Competitors need only capture a small number of large business and residence customers to capture the majority of the Company's business and residence revenues. For example, recent studies indicate that approximately 20% of the Company's business telephone numbers account for 75% of its business toll revenues, and 20% of its residence customers produce 70% of its residence toll revenues.

Pacific Bell's business and residence revenues are also concentrated geographically. Competitors need only serve small portions of our service area to take the majority of the Company's business and residence usage revenues. Customers tend to cluster in high density areas such as Los Angeles and Orange County, the San Francisco Bay Area, San Diego and Sacramento. Recent studies show that approximately 5% of the Company s serving area produces 85% of business usage revenues and 20% of the Company s serving area produces 70% of residence toll revenues.

Competitors can be expected to target the high usage, high profit customers and can do this by targeting only a small part of our geographic area and a small part of our customer base. Large and well-capitalized long distance carriers, wireless companies, competitive access providers and cable television companies are preparing to compete in major local exchange markets. In some cases they are already deploying switches and other facilities. Cable television companies currently pass approximately 9.4 million homes which provide approximately $1.8 billion of our existing residential revenues. Cable companies have already announced plans for major buildouts to compete in the local exchange market. Several of these competitors already have as much market recognition in California as does Pacific Bell. All our customers have already chosen a long distance company, and there is much more advertising from long distance companies than from traditional local exchange companies including Pacific Bell.

Market research has shown that a substantial majority of residence customers prefer using one company for all telecommunications services. This is a significant competitive disadvantage for Pacific Bell since it is still prohibited by the antitrust consent decree ("MFJ") from providing long distance service between service areas. Similar market research shows that a substantial majority of business customers would select one of the major long distance companies over a combination of Pacific Bell and a long distance company because using one carrier would permit them to apply all of their traffic toward volume discount plans offered by the long distance companies.

For these reasons, the Corporation believes that implementation of local exchange competition prior to the Corporation being allowed to enter the long distance market would provide already strong competitors an unnecessary advantage and that regulators should ensure that the responsibility for universal service is shared by all telecommunications providers. The Corporation believes that a truly open competitive market would allow for the simultaneous entry of all telecommunications competitors into each other s markets on an equal footing. Although the Corporation is facing increasing competition for all of its services, the Corporation believes that a truly open competitive market, in which the Company can compete without undue restrictions, offers significant opportunity for it to grow the business.

Form 8-K                                                 Pacific Telesis Group
April 19, 1995





                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                        PACIFIC TELESIS GROUP




April 26, 1995                        By  /s/ R. W. Odgers
                                         ---------------------------
                                         R. W. Odgers
                                         Executive Vice President -
                                         General Counsel and External Affairs